Exhibit 2.6

CERTIFICATE OF DESIGNATION OF

SERIES A CONVERTIBLE PREFERRED STOCK OF

COLABS INT’L, CORP.,

a Nevada corporation

Pursuant to Sections 78.315 and 78.1955 of the Nevada Revised Statutes, CoLabs Int’l, Corp., a corporation organized and existing under the laws of the State of Nevada (the “Company”), does hereby certify that the following resolution was duly adopted by the Board of Directors (the “Board”) of the Company:

WHEREAS, the Articles of Incorporation of the Company, as amended (the “Articles”) authorizes the issuance of 20,000,000 shares of Preferred Stock, $0.001 par value per share, in one or more series and expressly authorizes the Board to determine the rights, preferences, privileges, and restrictions granted to or imposed upon the Preferred Stock or any series thereof with respect to any wholly-unissued series or class of Preferred Stock, and to fix the number of shares constituting any such series and the designation thereof.

RESOLVED, that pursuant to the authority conferred upon the Board by the Articles of the Company, the Board hereby authorizes the designation of 2,000,000 shares of Series A Convertible Preferred Stock, par value $0.001 per share, of the Company, and hereby fixes the rights, preferences, privileges and restrictions thereof, in addition to those set forth in the Articles of the Company, as follows:

Section 1. Designation and Amount. The shares of the class of preferred stock hereby and herein created shall have a par value of $0.001 per share and shall be designated as Series A Convertible Preferred Stock (the “Series A Convertible Preferred Stock”) and the number of shares constituting the Series A Convertible Preferred Stock shall be 2,000,000.

Section 2. Rank. The Series A Convertible Preferred Stock shall rank: (i) senior to any other class or series of outstanding Preferred Stock or classes of capital stock of the Company; (ii) prior to all of the Company’s common stock (“Common Stock”); and (iv) prior to any other class or series of capital stock of the Company hereafter created (“Junior Securities”); and in each case as to distributions of assets upon liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, and on an as-converted basis (all such distributions being referred to collectively as “Distributions”).

Section 3. Dividends. The Series A Convertible Preferred Stock shall bear no dividends, except that in the event dividends are declared for Common Stock, the same rate of dividend per share shall be due and payable to the holders of the Series A Convertible Preferred Stock (each a “Holder” and collectively the “Holders”) on the same terms which the Holder would have been entitled to receive had the Series A Convertible Preferred Stock been converted into Common Stock on the date the dividend was then declared.

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Section 4. Liquidation/Merger Preference.

(a) So long as a majority of the shares of Series A Convertible Preferred Stock are outstanding, the Company will not, without the written consent of the holders of at least 51% of the Company’s outstanding Series A Convertible Preferred Stock, either directly or by amendment, merger, consolidation, or otherwise: (i) amend, alter, or repeal any provision of the Articles or the 2nd Amended and Restated Bylaws of the Company, as amended, in a manner adverse to the Series A Convertible Preferred Stock; (ii) create or authorize the creation of, or issue any other new security convertible into or exercisable for, any equity security, having rights, preferences, or privileges senior to the Series A Convertible Preferred Stock; or (iii) purchase or redeem or pay any dividend on any capital stock prior to the Series A Convertible Preferred Stock, other than stock repurchased from former employees or consultants in connection with the cessation of their employment and/or services.

(b) In the event of any Liquidation Event (defined below), either voluntary or involuntary, the holders of shares of Series A Convertible Preferred Stock (each a “Holder” and collectively the “Holders”) shall be entitled to receive, prior in preference to any distribution to Common Stock or other Junior Securities, an amount per share equal to $5.00 plus any allocable and due dividends per share. A “Liquidation Event” shall include: (A) the closing of the sale, transfer or other disposition of all or substantially all of the Company’s assets; (B) the consummation of the merger or consolidation of the Company with or into another entity (except a merger or consolidation in which the holders of capital stock of the Company immediately prior to such merger or consolidation continue to hold more than 50% of the voting or economic power of the outstanding capital stock of the Company (or the surviving or acquiring entity); (C) the closing of the transfer (whether by merger, consolidation, or otherwise), in one transaction or a series of related transactions, to a Person or “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”)) (other than an underwriter of the Company’s securities), of the Company’s securities if, after such closing, such Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) would own more than 50% of voting or economic power of the outstanding capital stock of the Company (or the surviving or acquiring entity); or (D) a liquidation, dissolution, or winding up of the Company; provided that a transaction shall not constitute a Liquidation Event if its sole purpose is to change the jurisdiction of the Company’s incorporation or to create a holding company that will be owned in the same proportions by the persons who held the Company’s securities immediately prior to such transaction.

(c) Upon the completion of the distribution required by subsection 4(b), above, if assets remain in the Company, they shall be distributed to holders of Junior Securities or Common Stock, as applicable, in accordance with the Company’s Articles including any duly adopted Certificate(s) of Designation.

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Section 5. Conversion of Preferred Shares to Common. The Holders of the Series A Convertible Preferred Stock may convert, or be converted, to shares of Common Stock as follows:

(a) Conversion Option. Upon a Liquidation Event, or at the option of the Holder, in the Holder’s sole discretion, any Holder of Series A Convertible Preferred Stock shall be entitled at the office of the Company or any transfer agent for the Series A Convertible Preferred Stock designated by the Company to the Holder in writing (the “Transfer Agent”), to convert the shares of Series A Convertible Preferred Stock into Common Stock by electing, in writing, to convert the shares of Series A Convertible Preferred Stock then outstanding and held by the Holder into shares of Common Stock of the Company at the Conversion Price; provided, however, that the minimum number of shares of Series A Convertible Preferred Stock that the Holder may convert to Common Stock at any given time is 1,000 shares.

(b) Conversion Price. The “Conversion Price” shall be: (A) 70% of the Last Reported Sales Price, whereby the “Last Reported Sale Price” means the closing sale price per share (or, if no closing sale price is reported, the average of the last bid price and the last ask price per share or, if more than one in either case, the average of the average last bid prices and the average last ask prices per share) of Common Stock on such Trading Day (defined below) as reported by the U.S. national securities exchange on which the Common Stock is then listed, or if the Common Stock is not listed on a U.S. national securities exchange on such Trading Day, then the Last Reported Sale Price will be the last quoted bid price per share of Common Stock on such Trading Day in the over-the-counter market as reported by OTC Markets Group Inc. or a similar organization; provided, however, that in the event that the Conversion Price is calculated to be less than $1.75, then the Conversion Price shall be $1.75, subject to adjustment as provided in Section 5(f); or (B) in the event that the Common Stock is neither listed on a U.S. national securities exchange nor quoted in an over-the-counter market, then the Conversion Price shall be $3.00, subject to adjustment as provided in Section 5(f). “Trading Day” means any day on which trading in the Common Stock generally occurs on the principal U.S. national securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national securities exchange, on the principal other market on which the Common Stock is then traded. If the Common Stock is not so listed or traded, then “Trading Day” means a “Business Day,” which is defined as any day other than a Saturday, a Sunday, or any day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

(c) Mechanics of Conversion. In order to convert Series A Convertible Preferred Stock into shares of Common Stock under the conversion option specified in 5(a), the Holder shall: (i) fax or deliver via electronic mail on the date of conversion (the “Conversion Date”), a copy of a fully executed notice of conversion (“Notice of Conversion”) to the Company at the office of the Company or the Transfer Agent stating that the Holder elects to convert their Series A Convertible Preferred Stock into Common Stock, which Notice of Conversion shall specify the date of conversion, the number of shares of Series A Convertible Preferred Stock to be converted to shares of Common Stock issuable upon such conversion (together with a copy of the front page of each certificate to be converted); and (ii) once converted (but not otherwise unless specifically requested by the Company from time to time), surrender to a common courier for delivery to the office of the Company or the Transfer Agent, the original certificate(s) representing the Series A Convertible Preferred Stock being converted (the “Preferred Stock Certificate(s)”), duly endorsed for transfer; unless the Holder notifies the Company or its Transfer Agent that such Preferred Stock Certificate have been lost, stolen, or destroyed (subject to the requirements of Section 5(d)(1) below); or if the shares are held in book-entry form by the Transfer Agent, then written directive to the Transfer Agent directing them to acknowledge the conversion by updating their ledger to evidence the completion of the transaction. Upon receipt by the Company of a Notice of Conversion, Company shall immediately send, but in all cases, no later than two business days after receipt thereof, via facsimile or email, a confirmation of receipt of the Notice of Conversion, which shall specify that the Notice of Conversion has been received and the name and telephone number of a contact person at the Company whom the Holder should contact regarding information related to the Conversion.

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(d) Administration.

(i) Lost or Stolen Certificates. Upon receipt by the Company of evidence of the loss, theft, destruction, or mutilation of any Preferred Stock Certificate, and, in the case of loss, theft, or destruction, of indemnity or security reasonably satisfactory to the Company, and upon surrender and cancellation of the Preferred Stock Certificate, if mutilated, the Company shall execute and deliver a new Preferred Stock Certificate of like tenor and date. However, the Company shall not be obligated to re-issue such lost or stolen Preferred Stock Certificate(s) if Holder contemporaneously requests the Company to convert such Series A Convertible Preferred Stock into Common Stock.

(ii) Delivery of Common Stock Upon Conversion. The Transfer Agent or the Company (as applicable) shall, no later than the close of business on the third business day (the “Deadline”) after receipt by the Company or the Transfer Agent of a Notice of Conversion and receipt by Company or the Transfer Agent from the Holder of all necessary documentation duly executed and in proper form required for conversion as stated in this Section 5, issue and surrender to a common courier for either overnight or (if delivery is outside the United States) two day delivery to the Holder at the address of the Holder as shown on the stock records of the Company a certificate for the number of shares of Common Stock to which the Holder shall be entitled as aforesaid, or in the event that the shares are held in book entry with the Transfer Agent, then the Company shall direct the Transfer Agent to update its ledger to evidence such conversion by the Deadline and notify the Holder as such. In any event, delivery to each Holder of Common Stock upon a properly submitted conversion of Series A Convertible Preferred Stock shall be made within five business days after the Conversion Date. Without limiting a Holder’s other rights at law or in equity, should delivery be later than five business days after the Conversion Date, the Holder shall have the right to either (1) rescind the conversion by facsimile notice to the Company; (2) by giving a new Notice of Conversion, adjust the Conversion Price and the amount of dividends accrued and unpaid, in which case the Company shall process the conversion as if the latter notice were the original notice; or (3) accept the late delivery. The Holders shall also be entitled to the equitable remedy of specific performance to enforce the delivery requirements upon conversion of Series A Convertible Preferred Stock.

(iii) No Fractional Shares. If any conversion of the Series A Convertible Preferred Stock would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion, in the aggregate, shall be rounded up to the nearest whole share.

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(iv) Date of Conversion. The date on which conversion occurs (the “Conversion Date”) shall be deemed to be the date set forth in such Notice of Conversion, provided that the advance copy of the Notice of Conversion is received by the Company before 11:59 p.m., Pacific Time, on the Conversion Date. The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the Holder or Holders of such shares of Common Stock on the Conversion Date.

(e) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available or make provision to increase, reserve, and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series A Convertible Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding Series A Convertible Preferred Stock into Common Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Convertible Preferred Stock, the Company will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(f) Adjustment to Conversion Price.

(i) The Conversion Price will be subject to adjustments for stock dividends, splits, combinations, and similar events as specified below.

(ii) If prior to the conversion of all Series A Convertible Preferred Stock, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock of the Company shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities of the Company or another entity or there is a sale of all or substantially all the Company’s assets, then the Holders of Series A Convertible Preferred Stock shall thereafter have the right to receive upon conversion of Series A Convertible Preferred Stock, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such stock, securities and/or other assets (“New Assets”) which the Holder would have been entitled to receive in such transaction had the Series A Convertible Preferred Stock been convertible into New Assets from the date thereof, at the market price of such New Assets on the date of conversion, and in any such case appropriate provisions shall be made with respect to the rights and interests of the Holders of the Series A Convertible Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for the adjustment of the Conversion Price and of the number of shares of Common Stock issuable or New Assets deliverable upon conversion of the Series A Convertible Preferred Stock) shall thereafter be applicable, as nearly as may be practicable in relation to any securities thereafter deliverable upon the exercise hereof.

(iii) If any adjustment under this Section 5(f) would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion, in the aggregate, shall be rounded up to the nearest whole share.

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Section 6. No Voting Rights.

(a) No Voting Rights. The holders of the Series A Convertible Preferred Stock shall have no voting rights, except as otherwise set forth herein or unless required by law.

(b) Notice. The Holders of the Series A Convertible Preferred Stock shall be entitled to notice of any Regular or Special Meeting of the Shareholders for meetings which require the vote of the holders of the Series A Convertible Preferred Stock pursuant to Section 4(a).

Section 7. Call Provision. The Company shall have the right to redeem from the Holders some or all of the then outstanding shares of Series A Convertible Preferred Stock, at any time and from time to time (each, a “Redemption Date”), for cash in an amount equal to $5.50 per share of Series A Convertible Preferred Stock (the “Redemption Price”). The Company’s election to exercise its redemption rights must be by notice in writing (the “Call Notice”) at least ten calendar days prior to the Redemption Date, and each of them. Upon receipt of the Call Notice, the Holders shall return the Preferred Stock Certificate(s) along with executed stock powers, or its equivalent if held in book-entry form with the Transfer Agent, in form and substance reasonably satisfactory to the Company, for purposes of assigning and transferring all of their right, title, and interest in and to the shares of Series A Convertible Preferred Stock subject to the Call Notice prior to the Redemption Date. The Redemption Price is payable in full on the Redemption Date as set forth in the Call Notice. Nothing in this Section 7 will prevent a Holder from converting his, her, or its Series A Convertible Preferred Stock into Common Stock at any time during the ten day period between the Call Notice and the Redemption Date.

Section 8. Registration Rights. If at any time on or after the issuance date of the Series A Convertible Preferred Stock, there is no effective registration statement registering, or no current prospectus available for, the resale of the shares of Common Stock issuable upon the conversion of the shares of Series A Convertible Preferred Stock, and the Company proposes to file a registration statement (“Registration Statement”) with respect to any offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, by the Company for its own account or for shareholders of the Company for their account (or by the Company and by shareholders of the Company), other than a Registration Statement in connection with a merger or acquisition, then the Company shall: (x) give written notice of such proposed filing to the Holders as soon as practicable but in no event less than ten calendar days before the anticipated filing date of the Registration Statement, which notice shall describe the amount and type of securities to be included in such Registration Statement, the intended method(s) of distribution, and the name of the proposed managing underwriter or underwriters, if any, of the offering; and (y) offer to the Holders the opportunity to register the sale of such number of shares of common stock issuable upon conversion of the Series A Convertible Preferred Stock in any such Registration Statement(a “Piggyback Registration”) ) as such Holders may request in writing within five calendar days following receipt of such notice (collectively, the “Registrable Securities”). The Company shall cause such Registrable Securities to be included in such Piggyback Registration. However, if the Piggyback Registration is for an underwritten offering, the number of Registrable Securities are subject to: (i) the Holder accepting the terms of the underwriting as agreed between the Company and the underwriters; (ii) the case being, if the total amount of securities, including the Registrable Securities, requested to be included in such Piggyback Registration exceeds the amount of securities that the underwriters determine in their sole discretion is compatible with the success of any such Registration Statement, then the Company shall be required to include in the Piggyback Registration only that number of Registrable Securities that the underwriters determine in their sole discretion will not jeopardize the success of the offering, provided that the Registrable Securities so included to be apportioned pro rata among the selling Holders according to the total amount of Registrable Securities requested to be included therein owned by each selling Holder or in such other proportions as shall mutually be agreed by such selling Holders); and (iii) customary “lock-up” agreements in favor of the underwriter pursuant to which a security holder of the Company will agree to neither offer, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of their securities in the Company, or a portion thereof, for a period of time following the effective date of the Registration Statement, as determined by the underwriter and as set forth in the agreement between a security holder and the underwriter, without the underwriter’s prior written consent, and in the discretion of the underwriter(s).

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Any Holder may elect to withdraw such Holder’s request for inclusion of Registrable Securities in any Piggyback Registration by giving written notice to the Company of such request to withdraw prior to the effectiveness of the Registration Statement. The Company (whether on its own determination or as the result of a withdrawal by persons making a demand pursuant to written contractual obligations) may withdraw a Piggyback Registration Statement at any time prior to the effectiveness of such Piggyback Registration.

The Company shall notify the Holders at any time when a prospectus relating to such Holder’s Securities is required to be delivered under the Securities Act, upon discovery that, or upon the happening of any event as a result of which, the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing. The Holders shall not offer or sell any Registrable Securities covered by the Registration Statement after receipt of such notification until the receipt of such supplement or amendment.

The Company may request a Holder to furnish the Company such information with respect to such Holder and such Holder’s proposed distribution of the Registrable Securities pursuant to the Registration Statement as the Company may from time to time reasonably request in writing or as shall be required by law or by the Securities and Exchange Commission in connection therewith, and such Holders shall furnish the Company with such information.

Section 9. Status of Converted Stock. In the event any shares of Series A Convertible Preferred Stock shall be converted pursuant to Section 5 hereof, the shares so converted shall be cancelled, and shall return to the status of authorized but unissued Preferred Stock of no designated class, and shall not be issuable by the Company as Series A Convertible Preferred Stock.

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